Exhibit 10.7

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is entered into by and between Yosef “Joseph” Israel (“you” or “Employee”) and Delek US Holdings, Inc. and its subsidiaries and affiliated companies (collectively, “Company”).
WHEREAS, you are employed by Company; and WHEREAS, your employment with Company or one of its subsidiary or affiliated entities is ending; and WHEREAS, the parties wish to end the employment relationship in an amicable manner; and WHEREAS, in exchange for separation benefits, you agree to waive and release any and all claims you may have arising out of your employment with the Company and/or your separation from employment with the Company;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:
1.Separation of Employment. Your employment with Company and/or any of its subsidiary or affiliated entities ends on April 20, 2026 (“Separation Date”). On the Separation Date, all Company paid benefits will cease other than those expressly set forth in this Agreement. The Parties also agree that the Executive Employment Agreement of March 27, 2023, as amended, between you and Company (“Employment Agreement”), has terminated and is no longer of any force and effect, except for those outlined and/or referenced in Section 12 of the Employment Agreement, “Survival of Terms” Employee agrees to comply with these provisions in accordance with the terms of the Employment Agreement, this Agreement, and applicable law. If the Employment Agreement conflicts with this Separation Agreement, the Separation Agreement takes precedent.
2.Removal from Positions. Effective as of the Separation Date, your employment with the Company will terminate, and you will be removed from your position as Executive Vice-President, Refining and Renewables, and from any and all officer, director, or other roles with the Company, its parent, and each of their respective subsidiaries and affiliates. You further agree that, as of the Separation Date, you will be deemed to have resigned from any and all positions you hold or have held at the direction of, or in connection with your employment by, the Company, including without limitation any roles with trade associations, industry groups, joint ventures, boards, committees, or similar organizations. You agree to execute any documents reasonably requested to effectuate such removals.
3.Consideration for this Agreement: Separation Payment and Other Benefits. In consideration of the General Release provided by Employee in Section 5 of this Agreement, Delek agrees that, after the Effective Date of this Agreement, and provided that Employee has not revoked this Agreement, and has continued to comply with the restrictive covenants in the Employment Agreement and any other restrictive covenants to which Employee is bound, Delek shall provide Employee with the following (collectively, “Separation Benefits”):
(a)Separation Benefits. In return for your agreement to the terms set forth herein and your signature, return and non-revocation of this Agreement, Company will provide you with the following separation benefits (“Separation Benefits”):
i.Separation Payment: You will receive a lump sum of $1,140,000 representing 1x base salary + bonus.

ii.Prorated Bonus: You are eligible to receive a prorated bonus of $180,000. Note, the actual payout will occur in 2027 based on actual AIP achievement prorated for your time in the role.
iii.COBRA Coverage: The Company will provide eighteen (18) months of group medical continuation coverage under COBRA. The total value of this benefit is $38,754, which the Company will pay directly to the applicable medical provider on your behalf.
iv.Accelerated Vesting: You will receive six (6) months of accelerated vesting for outstanding equity awards, with an estimated value of $3,539,180. Note, actual values will change with DK and DKL Fair Market Value (FMV) at the time of vest ($3,539,180 is based on DK $45.00 and DKL $50.00). Performance-based Restricted Stock Units (PRSUs) will continue to be measured based on the current performance period, and paid at the end of the 3-year total performance period based on actual achievements.
(b)No Other Compensation or Benefits. The Separation Benefits are the exclusive payments and benefits that you will receive in connection with your separation from employment with Company, and you are not entitled to any other wages, salary, bonuses, benefits, or contributions following the Separation Date. You acknowledge and agree that Company has paid you all wages concededly due from your employment, which you are entitled to receive as of the Separation Date regardless of whether you sign this Agreement. You agree that you would not otherwise be entitled to receive the Separation Benefits but for your executing this Agreement.
(c)Taxes. You agree that, to the extent that any federal, state or local taxes may be or become due or payable as a result of the Separation Benefits, you shall be solely responsible for paying such taxes.
(d)Vacation Payout. You will receive an amount equal to your remaining unused vacation benefits, which totals $205,412, less tax withholdings and authorized deductions, whether or not you sign the Agreement. Company’s payment of this vacation benefit does not constitute consideration for your signing of this Agreement.
(e)Continuation of Group Health Coverage. Your ability to continue group health, dental, and/or vision benefits after the Separation Date will be governed by the provisions of the specific health, dental, and/or vision plan, if any, under which you are covered as of the Separation Date, subject to the requirements of COBRA. You understand that this Section does not constitute a guarantee or representation of coverage for or during any specified period of time and that your right to continued coverage is subject to all terms and conditions of COBRA and the applicable plan. Deciding whether to submit the appropriate COBRA election forms, and the election of such coverage in a timely manner, is your responsibility. Company reserves the right to change the benefits provided under its health, dental, and/or vision plan. Nothing in this Agreement is intended to make any change to any Company benefit plan. To the extent anything in this Agreement conflicts with the language of any Company benefit plan, the language of the applicable plan will control.
(f)Company Retirement Programs. Your eligibility (if any) to participate in any pension plan, 401(k) retirement savings plan, and any contribution account maintained for the benefit of employees of Company will end on the Separation Date. You will not be permitted to continue contributions to the 401(k) Retirement Savings Plan beyond the Separation Date.

(g)Equity Awards. All stock options, stock appreciation rights, restricted stock options, or other equity awards that you may have, if any, whether vested or unvested, will be treated in accordance with the terms under which they were issued.
(h)Expense Reimbursement. To the extent that you have any business expenses that are reimbursable under Company policy, you acknowledge and agree that you have submitted or will submit all reimbursable expenses to Company no later than ten (10) calendar days following the Separation Date.
(i)Payment to Estate or Beneficiary. In the event of Employee’s death following the Separation Date but prior to the payment of all amounts or benefits due under this Agreement, any such unpaid amounts or benefits shall be paid or provided to Employee’s estate or designated beneficiary, as applicable, in accordance with applicable beneficiary designations and the terms of the applicable plan, program, or agreement. For the avoidance of doubt, any performance-based equity awards (including PRSUs) shall be treated in accordance with the governing award agreement and plan, including, to the extent applicable, continued measurement through the relevant performance period and payment based on actual achievement.
4.Employee Covenants. You and Company agree that the following covenants are material to each party’s willingness to enter into this Agreement, and each party agrees that a breach of the provisions of this Paragraph 4 could materially damage the other party.
(a)Confidential Information. You will at all times maintain strict confidentiality of, and will not use or disclose, information or ideas of a confidential or proprietary nature which pertain to the Company in any way as well as such information of third parties which has been provided to Company in confidence (collectively “Confidential Information”). All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by Company. You specifically agree that, if you violate this confidentiality obligation, in addition to any other rights and remedies available under applicable law, Company will have the contractual right to recover from you its actual damages including, without limitation, the amount of any payments made under this Agreement by recoupment, restitution, set-off, or otherwise as permitted by law. You acknowledge that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use it in certain court proceedings provided you submit it under seal and consistent with 18 U.S.C. § 1833.
(b)Confidentiality of This Agreement. You and Company will treat the financial terms of this Agreement as confidential, except as disclosure may be required by applicable law. You may disclose all terms of this Agreement to your tax advisor or counsel, provided that they agree to maintain the confidentiality of this Agreement as described in the previous sentence. If you are required to make any disclosure required by law, you agree to inform Company immediately and prior to any such disclosure. Obligations under this paragraph shall terminate to the extent that information contained herein is made public by Company in the course of its compliance with public disclosure obligations.
(c)Non-Disparagement. You agree not to make any maliciously untrue written or verbal comments about Company, its business, and/or any of Company’s past, present, and future employees or executives to any party, such that any such statements are made with knowledge of their falsity or with reckless disregard for their truth or falsity.
(d)No Right to Apply for Rehire. You acknowledge that you will have no right of rehire, recall, reinstatement and/or reemployment by the Company. You also acknowledge that this Agreement includes consideration for relinquishing any and all such rights. In response to inquiries from your prospective employers, you agree that Company may provide your dates of employment with Company, job titles while employed by Company, and final salary. You agree to advise any prospective employers to contact Company’s Human Resources Department with regard to any references or other inquiries.
(e)Return of Company Property. You agree to return all Company property in your possession, custody, or control including, without limitation, any motor vehicles, computers, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, security cards, credit cards, and other data. Company property includes all Confidential Information disclosed to you, but does not include contracts between you and Company, pay stubs, or financial information provided to you by Company that will allow you to make your tax filings. Such Company property shall be returned within five (5) days following your Separation Date. By signing this Agreement, you certify that you have made a search of your personal electronic devices, including computers, smartphones, USB drives, etc., for any Company information, including Confidential Information, belonging to Company other than the contracts, pay stubs, and financial information described above, and you have permanently deleted such Company information.
(f)Non-Interference With Employment Relationships. For a period of one (1) year following the termination of your employment, you will not (and you will not assist others to) directly or indirectly, entice or induce, or attempt to entice or induce, any employee of Company or its affiliates to leave employment with Company or its affiliates. However, this paragraph does not prohibit you or your new employer from hiring or employing an individual that contacts you on their own initiative without any direct or indirect solicitation by you other than customary forms of general solicitation such as newspaper advertisements or internet postings.
(g)Further Cooperation. As part of your employment, you acknowledge and agree that you have obtained knowledge, information, and expertise regarding the operations of Company that may be useful to Company in prosecuting, defending and otherwise managing current and future litigation matters by or against Company. Therefore, you agree to cooperate fully and assist Company to the best of your abilities in connection with any such matters including making yourself reasonably available to assist in Company’s defense. Company will pay you for your time expended and any out-of-pocket expenses you incur in connection with your assistance. The foregoing is not intended to reward you for any particular testimony or to limit in any manner your truthful testimony in any proceeding.
(h)Protected Rights. Nothing contained in this Agreement, including the confidentiality and non-disparagement provisions above, shall prohibit you from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or require you to notify Company (or obtain its prior approval) of any such reporting. You will retain all rights and consideration provided in this Agreement regardless of whether you communicate with any governmental authorities, or if you receive a whistleblower award.
5.Survival of Terms from Employment Agreement. In consideration of the Confidential Information provided to you and other benefits provided to you pursuant to your Employment Agreement and this Agreement, you acknowledge that all areas referenced under Section 12 “Survival of Terms” of the Employment Agreement remain in effect according to its terms and is incorporated herein by reference. It is understood and agreed that the scope of the covenants referenced in Section 12 of the Employment Agreement are reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of the Company, its parent, affiliate and subsidiary entities. If any covenants in the employment agreement conflicts with this Separation Agreement, the Separation Agreement takes precedent.
6.Release of Claims. In consideration of the Separation Benefits and other promises contained herein, and as a material inducement to Company to enter into this Agreement, you, on behalf of yourself and your heirs, representatives, and assigns, hereby irrevocably and unconditionally release, acquit, and forever discharge Company, its affiliate and subsidiary entities, and each of their present or future predecessors, successors, shareholders, owners, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively the “Released Parties”) from all claims, obligations, demands, and liabilities, whether known or unknown, that you had, have, or may have arising out of or related to your employment and/or the termination of your employment. Without limiting the generality of the foregoing, you discharge and release any claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Genetic Information Non-Discrimination Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Tennessee Public Protection Act, the Texas Labor Code, including Chapter 21 and the Texas Payday Act, the Arkansas Civil Rights Act, the Louisiana Employment Discrimination Law, the Louisiana penalty wage statute, the Louisiana Whistleblower Law, the New Mexico Human Rights Act, the New Mexico Reemployment of Persons in Armed Forces Act, the New Mexico Fraud Against Taxpayers Act, the New Mexico Promoting Financial Independence of Domestic Violence Victims Act, the New Mexico Employee Privacy Act, and the New Mexico Social Networking Privacy law (N.M.S.A. sec. 50-4-34), the Oklahoma Anti-Discrimination Act, the Oklahoma Standards for Workplace Drug and Alcohol Testing Act, the Oklahoma Minimum Wage Act, the Oklahoma Medical Marijuana and Patient Protection Act, retaliation claims under the Oklahoma Administrative Workers’ Compensation Act, retaliation claims under the Oklahoma Workers’ Compensation Act, the Employee Retirement Income Security Act of 1974 (except with respect to benefits to which you have a vested entitlement), the Occupational Safety and Health Act, the Fair Labor Standards Act, the Health Insurance Portability and Accountability Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification (WARN) Act, all as amended, and all other federal, state, and local laws in the State of Tennessee that can be legally released, including any laws regarding wrongful discharge, breach of oral or written contract, retaliation, whistleblower retaliation, infliction of emotional distress, fraud, discrimination, harassment, denial of leave or accommodation, breach of the covenant of good faith and fair dealing, retaliation, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, breach of fiduciary duty, detrimental reliance, any and all claims in tort, or any legal restriction on the right to terminate employment (collectively, the “Released Claims”). You further acknowledge that you have been paid all earned and accrued compensation of any kind, including bonuses, less authorized deductions, owed to you by Company as of the Separation Date. This release does not cover any claims that cannot be waived by private agreement under applicable law.
7.Scope of Release. You agree and understand that the effect of this Agreement is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that you had, have, or may have, whether known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect. The foregoing includes, without limitation, any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, past and future employee benefits (except to which there is vested entitlement) including contributions to Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind arising out of or related in any way to your employment by Company and/or the termination of such employment. However, you do not by virtue of this Agreement waive or release any claims that arise after your signature below or claims that may not be released by law.
8.Representations. You represent that you have not filed, commenced, or in any other way participated in the bringing of an action, proceeding, or claim of any kind against the Released Parties based on any events, whether known or unknown, occurring prior to the date of the execution of this Agreement, including, but not limited to, any events related to, arising out of, or in connection with your employment or the termination of such employment, in any court or tribunal of the United States or any state, city, county, or locality. You also acknowledge and agree that while this Agreement does not preclude you from filing a charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any federal, state or local agency or legislative body, or from participating in or in any way assisting or testifying in any investigation or proceeding with such an agency, you will not personally recover monies, and expressly waive the right to recover such monies, for any complaint or charge filed against the Released Parties with any federal, state or local board, agency or court.
9.Covenant Not To Sue. You will not initiate, or cause to be initiated, any lawsuit based on the Released Claims. Except as prohibited by law, you will indemnify Company and all other Released Parties for any sum of money that any of them may hereafter be compelled to pay you, your heirs, representatives, or assigns and any of Company’s legal fees and/or costs associated therewith on account of you bringing or allowing to be brought on your behalf legal action based upon the Released Claims. Furthermore, you understand and agree that this Agreement does not constitute any admission by Company of any liability or of any violation of any federal, state, or local laws.
10.Consideration and Revocation Periods. You shall have a period of twenty-one (21) calendar days in which to consider entering into this Agreement, but in no event should you sign this Agreement prior to your Separation Date. You may use as much or as little of the twenty-one-day period as you wish, and if you sign this Agreement before the end of the twenty-one-day period, you acknowledge that you are waiving the remainder of the period. You are advised to consult an attorney prior to executing this Agreement. You acknowledge that you have had the opportunity to read and review this Agreement and to seek legal advice. You freely and voluntarily, and without coercion, agree to and understand the significance and consequences of the terms of this Agreement. Following the date of your signature below, please return the signed agreement to Chief Human Resources Officer, Sam Eljaouhari, at Sam.Eljaouhari@delekus.com. Immediately following your return of the signed Agreement to Company, you shall have a period of seven (7) calendar days within which to revoke your acceptance of this Agreement, in which case this Agreement shall be null and void. To revoke, you must submit such revocation in writing to Chief Human Resources Officer, Sam Eljaouhari, at Sam.Eljaouhari@delekus.com, who must receive such revocation no later than the seventh day after your return of the signed Agreement. If you do not exercise your right to revoke this Agreement within the first seven (7) calendar days after returning the signed Agreement to Company, this Agreement shall be effective and enforceable on the eighth (8th) day following your execution of this Agreement and shall be in full force and effect and each party shall be obligated to comply with its requirements (“Effective Date of this Agreement”). Regardless of any other term in the Agreement, no payment or benefit under this Agreement shall be due or paid until you have returned an executed copy of this Agreement to Company and the Revocation Period specified herein has expired.
11.Voluntary and Knowing Agreement Under Older Workers Benefit Protection Act.
You understand and agree that:
(a)You have reviewed all aspects of this Agreement.
(b)You have carefully read and fully understand all of the provisions of this Agreement;
(c)You understand that in agreeing to this document you are releasing Company from any and all claims or lawsuits you may have against it;
(d)You knowingly and voluntarily agree to all the terms set forth in this Agreement;
(e)You were advised, and are advised here in writing, to consider the terms of this Agreement and consult with an attorney of your choice before executing this agreement and have had an adequate opportunity to do so; and,
(f)You understand that this Agreement waives rights or claims under the Age Discrimination in Employment Act of 1967, but that any claim that may arise after the date of this Agreement is executed is not waived.
12.Severability of Terms. Except with respect to the release of claims provided for above, the provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions. To the extent that a court of competent jurisdiction deems any provision of this Agreement unenforceable (except the release of claims), such court shall modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by such court. If this Agreement is not enforceable in whole or in part after such severance or reformation, Company shall have a contractual right of restitution, recoupment, and set-off to recover from you any consideration paid to you under this Agreement.
13.Integration/Choice of Law. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all previous agreements and understandings between the parties. This Agreement may not be modified except in a writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee and without regard to any rule of construction under which an agreement may be construed against the drafter or any rule regarding conflicts of law.

14.Mediation/Arbitration.
(a)Any dispute concerning a legally cognizable claim arising out of this Agreement or the Employment Agreement including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (collectively a “Legal Dispute”) shall be resolved according to the following protocol:
i.The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation.
ii.In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in either Davidson or Williamson County, Tennessee. The Company shall pay the filing expenses associated with the arbitration. All other expenses and fees associated with the arbitration shall be determined in accordance with the AAA rules.
(b)Notice of submission of any Legal Dispute to mediation shall be provided no later than one year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.
(c)Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Sections 14, 15, and/or 16 of this Agreement and/or Sections 7, 8, 9, 10 and/or 11 of the Employment Agreement may be brought in any court of competent jurisdiction.
(d)With respect to any breach or attempted breach of Sections 14, 15, and/or 16 of this Agreement and/or Sections 7, 8 and/or 9 of the Employment Agreement, each party acknowledges that a remedy at law will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

15.Section 409A of the Internal Revenue Code of 1986, as amended. The Parties acknowledge and agree that the form and timing of the Separation Benefits and other payments and benefits to be provided pursuant to this Agreement are intended to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”). All payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral have been excluded from Section 409A to the maximum extent possible. The Parties acknowledge and agree that any payments made under this Agreement due to the end of the employment relationship between Company and Employee are being made upon a “separation from service” as defined in Section 409A. Any form of equity award paid following Employee’s separation from service shall be paid in accordance with the terms of the equity award agreement or within the short term deferral period as described in Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expensed that may be incurred by Employee on account of non-compliance with Section 409A.
16.Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by all of the Parties hereto. No waiver by any party hereto at any time of any breach by another party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the Parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.
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If executed prior to separation date, an additional release of claims consistent with the terms of this Agreement must be executed and become irrevocable prior to payment of any of the consideration that is payable after your Separation Date.
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE AND WAIVER OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND BEEN ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY.

/s/ Yosef Israel
Yosef “Joseph” Israel

Date: 4/30/2026

COMPANY: Delek US Holdings, Inc.

By: /s/ Sam Eljaohari
Printed Name: Sam Eljaohari
Title: Executive Vice President, CHRO
Date: 4/30/2026